Exhibit 3.43

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “HENRY BROS. ELECTRONICS, INC. ” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE FIFTH DAY OF MARCH, A.D. 2012, AT 8:01 O’CLOCK P.M.

/s/ Jeffrey W. Bullock
3128254 8100X 131267181	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 0865436
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 11-04-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:01 PM 03/05/2012
FILED 08:01 PM 03/05/2012
SRV 120276720 – 3128254 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HENRY BROS, ELECTRONICS, INC.

It is hereby certified that:

ONE:     The present name of the corporation is Henry Bros. Electronics, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated is Integcom Corp. The date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is November 18, 1999.

TWO:    The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

I.

The name of the corporation is Henry Bros. Electronics, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, which shall be designated “Common Stock”. The total number of shares of Common Stock presently authorized is One Thousand (1,000), par value $0.001 per share.

V.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VII.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

A.            To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.            The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was a director or officer of the Corporation or any predecessor of the Corporation, or serves or has served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

C.            Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IX.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

* * *

THREE:    This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed on this 5th day of March, 2012.

/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President and Chief Financial Officer